Exhibit 99.1

Union First Market Bankshares Declares Quarterly Cash Dividend

Richmond, Va., January 31, 2014 – Union First Market Bankshares Corporation has declared a quarterly dividend of $0.14 per share.  The dividend amount is the same as the previous quarterly dividend rate and is a $0.01, or 8%, increase over the dividend rate for the same quarter last year.

Based on the stock’s closing price of $23.19 on January 30, 2014, the dividend yield is approximately 2.4%.  The dividend is payable on February 28, 2014 to shareholders of record as of February 14, 2014.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia and StellarOne Bank, which has 54 branches and more than 60 ATMs throughout Virginia as well as trust and wealth management services. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the Company is available at http://investors.bankatunion.com

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications